Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors

AMERIGROUP Corporation

We consent to the use of our reports included herein on the financial statements and financial statement schedule of AMERIGROUP Corporation and subsidiaries and to the reference to our firm under the headings “Selected Consolidated Financial Data” and “Experts” in the prospectus.

Our report on the financial statements of AMERIGROUP Corporation and subsidiaries refers to the adoption of Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Norfolk, Virginia

October 8, 2003